EXHIBIT 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, SECOND QUARTER
AUGUST 3, 2005 @ 10:00 AM EDT

Stephen:

Thank you and good morning. We appreciate your participation in CBL & Associates Properties Inc., conference call to discuss second quarter 2005 results. Joining me today is John Foy, the Company's Chief Financial Officer and Katie Knight, Director of Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are adjusted to account for the 2-for1 stock split of the Company's common stock and based upon a fully diluted converted share. Also, references made to community centers are only those that are wholly owned by CBL & Associates Properties, Inc. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein for a discussion of such risks and uncertainties.

A transcript of today's comments including the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release on the Form 8-K.

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Stephen:

Thank you, Katie. The second quarter continued our trend of producing healthy FFO increases with an impressive 18.3% increase in FFO per share. Through efficient management, aggressive portfolio leasing and innovative marketing we recorded positive increases in our portfolio operating metrics including a 2.5% increase in same center NOI in the quarter, a 80 bps increase in portfolio occupancy, and a 3.4% year-to-date increase in same store sales. We were pleased to complete the acquisition of Laurel Park Place, in Livonia MI, in the quarter and subsequent to the end of the quarter we announced the acquisition of The Mall of Acadiana in Lafayette, LA. Our total investment in acquisitions year-to-date exceeds $257million. We were also pleased to announce the sale of our management and advisory contracts with and equity interest in Galileo. After two years of a healthy and productive relationship with Galileo, we are satisfied with the results of this transaction and our ability to generate shareholder value.

DEVELOPMENT:

Our development pipeline continues to be a major focus, with approximately 2.6 million square feet expected to come online this year and nearly 1.3 million square feet already announced for 2006 with more expected to come.

We have several exciting updates to report on these developments. We are pleased to report that the 437,600 square foot Southaven Towne Center in Southaven, MS is currently 100% leased and committed and is well on its way to a successful grand opening in October of this year. We hope you have a chance to join us at the celebration of the opening of this impressive open-air development.

Our latest mall development, Imperial Valley Mall in El Centro, CA continues to perform well and is currently over 90% leased and committed.

Construction of Gulf Coast Town Center, our 1.7 million square foot open-air joint venture development with the Jacobs Group is progressing nicely. The first phase of 445,000 square feet will include a Super Target, Babies R Us, Linens N' Things, Joann's Fabrics, Kirklands, Staples, Petco, and a 16 - screen Regal Cinema. All of the big box and anchors stores included in Phase One are leased or committed with only 10,000 square feet of small shop space remaining to be leased. We expect to open the first phase in October with construction anticipated to begin on Phase Two later this year. Phase Two will include the region's first Bass Pro Shops, JCPenney, Belk, Ross Dress For Less, approximately 220,000 square feet of open-air small shop space, and numerous restaurants.

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We recently announced the commencement of the second phase of the Hamilton
Corner redevelopment. You will recall that the first phase of the redevelopment of this Hamilton Place associated center included the addition of several upscale "lifestyle" retailers such as Ann Taylor LOFT, Chico's, Coldwater Creek, J.Jill, Liz Claiborne Shoes and two restaurants. The second phase will continue the interior and exterior redevelopment into the west wing of the center and will include the addition of another restaurant and Mia Cucina, an upscale kitchen accessory store.

Cobblestone Village at Royal Palm, our 225,000 square foot community center development in Royal Palm Beach, FL is currently 94% leased and committed with only two spaces remaining available in the second phase. Anchored by Target, which opened in October of last year, the small shops in Phase I are scheduled to open in September of this year and Phase II in the first half of next year.

Chicopee Marketplace in Chicopee, MA, a 156,000 square foot development spearheaded by our Boston office with Staples and Marshall's as anchors, is currently over 93% leased and committed and on schedule to open in September of this year.

Consistent with our commitment to provide the best retail mix at each of our malls, we have several anchor, junior anchor, and restaurant additions under construction. We recently announced the development of a J. Buck's restaurant at St. Clair Square in Fairview Heights, IL as well as an expansion of the Dillard's store. J. Buck's, a landmark restaurant in St. Louis, is currently under construction and is scheduled to open in September. The Dillard's store will be renovated and expanded by approximately 30% and will include enhancements in ladies shoes, cosmetics, handbags, and more.

At College Square in Morristown, TN we are replacing a 9 - Screen Cinema with a 12- screen state of the art Carmike cinema. The opening is scheduled for summer of 2006.

We are progressing with the 144,000 square foot expansion at Fayette Mall in Lexington, KY. The addition, scheduled to open later this year, will include the addition of a 75,000 square foot, two level, Dick's Sporting Goods and approximately 53,000 square feet of small shop space. The expansion is currently 91.0% leased and committed.

Last week we announced the Village at Coastal Grand, a lifestyle expansion at Coastal Grand Myrtle Beach. The 60,000 square foot expansion will complement our highly successful mall that opened last year.

We have two renovations currently underway at CoolSprings Galleria in Nashville, TN and Fayette Mall in Lexington, KY. We have also announced that we will begin


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the renovation of Madison Square in Huntsville, AL in January of the coming year. All three renovations include updates to lighting, flooring, signage and other enhancements. Fayette Mall's renovation is scheduled for completion later this year, with the completion of CoolSprings scheduled for Spring 2006 and Madison Square in Fall 2006.

LEASING:

We are happy to report strong results from both of the leasing events held in the quarter, ICSC and our retailer Connections event. We were bolstered by the record-setting attendance at ICSC and all reports indicate that this year was one of the most productive Conventions for our Company. We followed up many successful leads initiated at Convention at our annual Connections event in June, where retailers from around the country came to Chattanooga for three days of deal making. We had an excellent turnout with more than 140 people from numerous retail chains in attendance. As a result of these events, several new retailers and concepts are joining the CBL portfolio. Aeropostale's emerging concept "Jimmy Z" will be joining two of our malls later this year. In addition, we are excited about the addition of the first two H&M locations within the CBL portfolio at Brookfield Square in Brookfield, WI, and West Town Mall in Madison, WI.

Leasing efforts continued to produce good results in the second quarter. We accomplished more than 583,000 square feet of leasing in the quarter, including 297,000 square feet of new leases and 286,000 square feet of renewal leases. This compares with 544,000 square feet completed in the prior year period with 338,000 square feet of new leases and 206,000 square feet of renewal. Both periods exclude centers sold to Galileo.

For the second quarter, leases for the same small shop space of 20,000 square feet and less, were signed at an average increase of 14.2% over the average base rent per square foot of the prior leases.

Leases for both same space and non-comparable space of 20,000 square feet and less were signed at an average increase of 8.1% over the average base rent per square foot of expiring leases in the quarter.

Total portfolio occupancy as of June 30, 2005 increased 80 bps to 91.9% from 91.1% at June 30, 2004. Mall occupancy at June 30, 2005 was 91.9%, an 80 basis point increase from 91.1% occupancy at June 30, 2004. Occupancy in the associated centers increased 450 basis points to 93.8% as of June 30, 2005.

The effect of bankruptcies remains limited this year. For the six months ended June 30, 2005, 13 stores closed due to bankruptcy, representing 30,000 square feet and $978,000 in annual base rent. We have released approximately 10% of


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this space at a 26% increase in average base rents over the prior average base rents.

RETAIL SALES

Retailer sales performance continued to be strong this quarter and we expect continued strength from our retailers. Same store sales in the six months for mall tenants 10,000 square feet or less in stabilized malls increased 3.4% over the prior year.

Occupancy costs as a percent of sales was 13.7% for the six-months ended June 30, 2005 as compared with 13.8% for the prior year period. Occupancy cost is typically higher in the interim period as a higher percentage of sales occur in the fourth quarter.

ACQUISITIONS:

During the second quarter we completed the acquisition of a 70% interest in Laurel Park Place in Livonia, MI for $82.2 million at a going-in cap rate of 8.52% based on income in-place. Additionally, subsequent to the quarter end, we completed the acquisition of The Mall of Acadiana in Lafayette, LA for approximately $175.3 million at an initial cap rate of 6.1% based on income in-place.

We are excited about the addition of these two properties to our portfolio. Each offers ample opportunity to increase NOI through lease-up, rollover, and implementation of specialty leasing programs. Additionally, the properties offer opportunity for future development including an expansion and the development of an associated center at The Mall of Acadiana.

The acquisition environment continues to be extremely competitive, but we maintain our belief that there are opportunities out there to acquire properties that meet our requirements. Although our latest acquisition was completed at a lower cap rate than we have historically paid, we believe that leasing, expansions, as well as aggressive management should improve the cap rate over the next few years and we are confident in our ability to take advantage of the many opportunities available to us at the property for near-term value creation.

I will now turn the call over to John for the financial review.

FINANCIAL REVIEW:

Thank you, Stephen.

During the second quarter 2005, FFO per share increased 18.3% to $0.71 per share from $0.60 per share in the prior year period. For the six months ended June 30,


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2005, FFO per share increased 21.3% to $1.48 from $1.22 in the prior year period. For the second quarter, 10% of the increase in FFO was attributable to internal sources and 90% from external sources.

Additional highlights in the quarter included:

o Same center NOI increased 2.5% for the quarter, and 5.9% for six-months ended June 30, 2005. The same center NOI increase was attributable to increases in occupancy and rental rate increases.
o G&A represented approximately 4.6% of total revenues, consistent with the prior year period. Quarter over quarter, G&A increased 15.5% primarily due to the addition of employees, and professional fees.
o Our cost recovery ratio was 103.8% for the quarter, as we continue to benefit from occupancy increases and the implementation of efficiency optimizing utility management systems within our malls.
o Our debt-to-total market capitalization ratio was 40.3% at June 30, 2005 compared with 49.4% at the close of the prior year period. Variable rate debt represented approximately 8.6% of the total market capitalization at quarter-end and 21.2% of total debt. Our EBITDA to interest coverage ratio at quarter-end was 2.72 times, compared with
         2.71 times for the prior year period.
o Outparcel sales were $0.05 in the quarter primarily due to sales of outparcels at Southaven Town Center.


GUIDANCE UPDATE:

As indicated in our press release, we are updating our 2005 FFO per share guidance range to account for second quarter results and other recently announced transactions. Our new FFO guidance range of $3.27 to $3.31 per share assumes full year NOI growth in the range of 3% to 4% and excludes the impact of future acquisitions, lease termination fee income, gains on sales of outparcels, or gains on sales of non-operating properties. The new guidance includes our recently announced transactions with Galileo and New Plan. As previously announced we expect this transaction to be revenue neutral on an annual basis, but will contribute $0.26 to FFO in the third quarter for one-time gains and fee income. We also stated in the press release that we will record a $41.8 million gain on the sale of our joint venture equity interest in net income in the third quarter. This gain will not be included in FFO.

CONCLUSION:

Our outlook for the remainder of the year is positive. Our existing portfolio of malls contains numerous opportunities to take advantage of the established retail hub by adding a big box or lifestyle component, an associated center, or additional small shop space. We continue to explore these prospects and as a


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result, an increasing number of these types of developments are entering our pipeline. We believe that this proactive strategy will help to maintain each property's status as the retail destination in the respective trade area and is a part of our continued success.

Thank you again for joining us today, we appreciate your continued support and would now be happy to answer any questions you may have.